CONTACT:  W. Gray Hudkins
President and CEO
(212) 687-3260

FOR IMMEDIATE RELEASE

LANGER, INC. APPOINTS NEW VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

Deer Park, New York - July 27th, 2007 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced the appointment of Kathleen P. Bloch as the Company’s Vice President and Chief Financial Officer effective September 4, 2007. Mrs. Bloch began her career as an auditor at Peat Marwick in Philadelphia. From August 1999 until January 2006, Ms. Bloch served as the Chief Financial Officer of Silver Line Building Products, a leading privately-held manufacturer of vinyl doors and windows servicing the mass and professional contract trade channels. In January 2006, Ms. Bloch added the title of Chief Operating Officer of Silver Line to her responsibilities and remained in those positions until the sale of Silver Line in late 2006. Following the sale of Silver Line, Ms. Bloch joined The Silverman Group as the Chief Operating Officer, a family real estate and investment company, the position from which she joins Langer.

Gray Hudkins, Langer’s President and CEO, commented, “We are very excited to welcome Kathy Bloch to our team. Kathy led the finance team at Silver Line through an exciting period of high growth, including building internal reporting and control systems, financing the growth of the business, and dealing with various aspects of operating finance and external bank reporting, with further responsibility for information technology, human resources, and many aspects of operations in addition to finance. In her prior positions, Kathy gained experience with public reporting as well as acquisition driven growth strategies. We believe her combination of skills and experience will be an asset to Langer, and we look forward to working with her as we continue to build our business through organic and external growth initiatives.”

Ms. Bloch graduated from LaSalle University with a Bachelor of Science Degree in Accounting in 1978 and received her Master of Business Administration with a concentration in Finance from LaSalle in 1990.

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a leading provider of high quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Toronto, Canada, Dallas, TX and New York, NY.
Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, relating to both ongoing operations and acquisitions, are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3, its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.